Exhibit 10.4

AGREEMENT OF LEASE

entered into between

CITY SQUARE TRADING 522 (PTY) LTD

(“landlord”)

and

MIMECAST SOUTH AFRICA (PTY) LTD

(“tenant”)

SCHEDULE

1.	NAME OF LANDLORD :

CITY SQUARE TRADING 522 (PTY) LTD,

Reg. No: 2005/018491/07

2.	NAME OF TENANT :

MIMECAST SOUTH AFRICA (PTY) LTD;

Reg. No : 2004/000965/07

3.	BUILDING :

Building B, Upper Grayston Office Park, Remaining Extent of Portion 10, remaining Extent of Erf 11, Portion 1 of Erf 11 Simba Township.

4.	DETAILS OF THE LEASED PREMISES :

Units 13, 14 and 15 on the ground floor, Units 16, 17 and 18 and the first floor and Units 20 and 21 on the second floor of Building B, Upper Grayston Office measuring 551m2, 613m2 and 376m2 respectively, including 27 basement bays, 12 shade cloth bays, 25 open parking bays, balconies of 244m2 and a store of 49m2.

5.	COMMENCEMENT DATE :

01 November 2013

6.	TERMINATION DATE :

31 October 2016

7.	PERIOD OF LEASE :

Three years

8.	RENTAL PAYABLE AT :

Block 1, Unit 6, Coachman’s Crossing Office Park, 4 Brian Street, Lyme Park, Bryanston.

®Bryprop	18/06/2013

9.	DOMICILIUM CITANDI ET EXECUTANDI OF TENANT :

Unit 13 Upper Grayston Office Park, Corner Linden and Ann Crescent, Simba.

10.	DOMICILIUM CITANDI ET EXECUTANDI OF LANDLORD :

Block 1, Unit 6, Coachman’s Crossing Office Park, 4 Brian Street, Lyme Park, Bryanston.

11.	AMOUNT OF BANK GUARANTEE :

Deposit held

12.	MONTHLY RENTAL : SEE ANNEXURE B

13.	BUSINESS FOR WHICH THE LEASED PREMISES ARE TO BE USED

Offices

14.	ESCALATION

8% per annum.

15.	EXTENDED PERIOD OF LEASE

Three years

THUS DONE and SIGNED at Sandton on this the 24th day of June 2013 in the presence of the undersigned witnesses:-

AS WITNESSES

1.	/s/ illegible	For and on behalf of
City Square Trading 522 (Pty) Ltd

2.		/s/ illegible
LANDLORD
DIRECTOR who warrants that he is duly authorised hereto

THUS DONE and SIGNED at Upper Grayston Block B on this the 21st day of June 2013 in the presence of the undersigned witnesses:-

1.	/s/ illegible	For and on behalf of
Mimecast South Africa (Pty) Ltd.

2.	/s/ illegible	/s/ illegible
TENANT
DIRECTOR who warrants that he is duly authorised hereto

WHEREBY IT HAS BEEN AGREED AND IS RECORDED AS FOLLOWS:-

1.	INTERPRETATION AND PRELIMINARY

The headings of the clauses are for the purpose of convenience and reference only and shall not be used in the interpretation of nor modify nor amplify the terms of this agreement nor any clause. In this agreement, unless a contrary intention clearly appears -

1.1	Words importing -

1.1.1	any one gender include the other two genders;

1.1.2	the singular include the plural and vice versa; and

1.1.3	natural persons include created entities (corporate or unincorporate) and vice versa.

1.2	The terms shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings, namely -

1.2.1	“building” means the building as described in the schedule, of which the leased premises form part;

1.2.2	“leased premises” means the premises and parking bays leased in terms of clause 4 of the schedule;

1.2.3	“schedule” means the schedule attached hereto;

1.2.4	“writing” includes facsimile.

1.3	Any reference to an enactment is to that enactment as at the date of signature hereof and as amended or re-enacted from time to time.

2.	PREMISES LEASED

2.1	The landlord hereby lets to the tenant, which hereby hires, the leased premises.

2.2	Tenant Installation is not applicable.

2.3	Within 3 (three) weeks of the date upon which the tenant takes full beneficial occupation of the premises, the tenant may notify the landlord in writing of any patent defects or missing items, installations, appliances and appurtenances (which include, without limiting the generality of the aforegoing, any keys, locks, doors, windows, light fittings, electrical switches and power plug points, fixtures, fittings, partitioning and other equipment). Upon receipt of any such notification, the landlord shall as soon as practically possible take such steps and do all such things as are necessary or requisite, to remedy the defect or cure the absence, at the landlord’s expense.

3.	PERIOD OF LEASE

3.1	This lease shall commence on the commencement date specified in the schedule and shall terminate on the termination date specified in the schedule.

4.	RENTAL

4.1	Subject to clause 4.2, the rental plus Value Added Tax, payable by the tenant to the landlord in respect of the leased premises shall be as set out in 12 of the schedule.

4.2	No rental, or Value Added Tax in respect of such rental, shall be due by the tenant to the landlord during the rent free period described in the schedule. However, the tenant shall pay the body corporate levies, rates and services consumed in respect of the leased premises during this rent free period.

4.3	All the rentals and other amounts payable by the tenant to the landlord in terms of this lease shall, unless otherwise provided herein, be paid monthly in advance on the first day of each and every month, free of exchange and without any deductions whatsoever, to the landlord at the address specified in the schedule or at such other place in the Gauteng Province as the landlord may from time to time in writing direct.

4.4	Each payment made by the tenant may, notwithstanding any allocation by the tenant of such payment, be appropriated by the landlord firstly to all charges and expenses then owing by the tenant other than rental and the balance, if any, of such payment shall be appropriated to rental due.

4.5	Should the Body Corporate levy for the building or Municipal rates, increase by more than 9% in any one year, such increase shall be borne by the tenant. The tenant shall be privy to all advice/correspondence and communications by the Body Corporate and the breakdown of the Body Corporate levy.

4.6	The tenant will be obliged to pay interest on any amount outstanding from 7 (seven) days of due date to date of payment at Standard Bank’s prevailing prime overdraft rate charged by it to its most favoured customers, plus 2% (two percent).

5.	USE OF PREMISES

The leased premises are let to the tenant for the purpose of conducting therein the business as specified in the schedule. The tenant shall not use the leased premises for any other purpose whatsoever without the prior written consent of the landlord, which consent shall not be unreasonably withheld.

6.	TENANT’S OBLIGATIONS AND RESTRICTIONS

The tenant -

6.1	Shall not-

6.1.1	cede or assign or mortgage or pledge any of its rights under this lease; nor

6.1.2	sublet the leased premises or any part thereof; nor

6.1.3	place anyone else in occupation of the leased premises or any part thereof,

on any conditions whatsoever or for any reason whatsoever, without the landlord’s prior written consent which, in the case of subletting, shall not be unreasonably withheld.

6.2	Shall not contravene or permit the contravention of any law, by-law or statutory regulation or the conditions of any licence relating to or affecting the occupation of the leased premises or the carrying on of the tenant’s permitted business therein, or which may expose the landlord to any claim, action or prosecution.

6.3	Shall not contravene any of the conditions of title under which the landlord holds title to, nor any laws which the landlord is required to observe by reason of its ownership of the property of which the leased premises form part.

6.4	Shall not make -

6.4.1	any alterations or additions of any nature whatsoever to the exterior of the leased premises;

6.4.2	any structural alterations or additions to the interior of the leased premises.

6.5	Shall not make any alterations or additions to the leased premises without the landlord’s prior written consent, which shall not be unreasonably withheld, provided that if consent is given, or if, at the tenant’s request, such alterations or additions are made by the landlord (for the cost of which the tenant shall be liable) then upon the expiration or earlier termination of this lease -

6.5.1	if the tenant is required to do so by the landlord in writing, the tenant shall remove that alteration or addition and reinstate the leased premises (or part of the leased premises in question) at the tenant’s cost, to its same condition (fair wear and tear excepted) prior to the carrying out of that alteration or addition;

6.5.2	if the landlord does not exercise its rights in terms of 6.5.1, that addition or alteration shall not be removed by the tenant but shall become the landlord’s property and no compensation therefor shall be paid by the landlord.

6.6	Shall be entitled from time to time to erect in the leased premises such fixtures and fittings as may be required or necessary for the carrying on of the tenant’s permitted business therein and shall be in keeping with the general finish of the leased premises, provided that -

6.6.1	all such fixtures and fittings erected by the tenant in the leased premises shall be removed by the tenant upon the expiration or earlier termination of this lease;

6.6.2	any damage caused to the leased premises as a result of any such removal shall be made good by the tenant at the tenant’s expense.

6.7	Save as is reasonably required for the proper conduct of the tenant’s permitted business therein, shall not drive or permit to be driven any nails into the floors, walls or ceilings of the leased premises, nor in any manner whatsoever do or permit to be done anything that may be calculated to damage the walls, floors or ceilings or any other part of the leased premises.

6.8	Shall not change or interfere with the electrical installation of the leased premises. At the option of the landlord any electrical or mechanical fittings installed by the tenant shall be and become the property of the landlord and shall upon expiration or earlier termination of this lease be left in the leased premises. The tenant will use its best efforts to ensure that the electricity supply is not overloaded at any time during the currency of this lease.

6.9	Shall not be entitled to affix any signboards or Neon signs to nor paint signs on any of the windows or any other part of the leased premises.

6.10	Shall keep and maintain at its cost -

6.10.1	the interior of the leased premises (fair wear and tear excepted);

6.10.2	the electrical works in the leased premises, in good order and condition (fair wear and tear excepted).

6.10.3	the air conditioning units on the lease premises (fair wear and tear excepted).

6.11	Shall keep and maintain at its own cost any windows in the leased premises in good order and condition.

6.12	Shall at all times keep the leased premises in a clean, tidy and sanitary condition.

6.13	Shall use its best endeavours to prevent any blockage of any sewerage or water pipes or drains in or used in connection with the building.

6.14	Shall not store or leave or permit the storage or leaving of any goods, furniture or equipment on the pavement outside the leased premises, and shall itself dispose of all of the tenant’s cartons, boxes, outer packaging and the like.

6.15	Shall not bring into or place any safe or other heavy article in the leased premises without the landlord’s prior written consent, which the landlord may in its discretion give on condition that the tenant shall make good any damage caused to the leased premises by the bringing of that safe or heavy article into the leased premises or the removal of same therefrom.

6.16	Shall not hold or permit the holding of sales by public auction in or upon the leased premises without the landlord’s prior written consent.

6.17	Shall not do or keep nor permit to be done or kept in the leased premises anything which may render void or voidable any fire insurance policy held from time to time by the landlord in respect thereof, nor which, in terms of any such fire insurance policy, may not be done or kept therein or which will or may increase the rate of premium payable in respect of any such policy, provided that -

6.17.1	should the landlord obtain, at the request of the tenant, an amendment of any such policy to permit the keeping of any particular article in or upon the leased premises by the tenant; and

6.17.2	should any additional premium become payable by the landlord as a result of that amendment,

then that additional premium shall be paid by the tenant to the landlord at least 7 (seven) days prior to the date on which it becomes payable by the landlord in terms of the said policy

6.18	Shall not at any time do or permit anything to be done in the leased premises which may be or cause a nuisance or annoyance to the occupiers of the building at the neighbouring premises.

6.19	Shall not at any time do or permit anything to be done in the leased premises or on the property within which the premises are situated which will constitute a breach by the landlord of the rules and regulations of any Body Corporate, of which the landlord, as owner of such property is a member.

6.20	Subject to clause 2.3 shall be deemed to have accepted the leased premises as being complete and without any defect therein and shall not be entitled to hold the landlord responsible for any alleged patent defect in existence at the commencement of this lease.

6.21	Shall have no claim of any nature whatsoever whether for damages or otherwise against the landlord -

6.21.1	by reason of the leased premises or any part thereof, or any installation or appurtenance being in a defective condition or in a state of disrepair or any particular repair not being effected by the landlord, for which the landlord is liable in terms of this lease, unless the tenant shall first have advised the landlord in writing of any such defect and same shall not have been effected by the landlord within a reasonable time after receipt thereof, or

6.21.2	for any damage or loss caused to or sustained by the tenant or to any of its assets in the leased premises as a result of vis major or casus fortuitus or any other like cause whatsoever.

6.22	Subject to 6.21, shall not be entitled to withhold or delay payment of any moneys by the tenant to the landlord in terms of this lease by reason of the leased premises or any part thereof being in a defective condition or in a state of disrepair, or for any other reason.

6.23	Unless as a result of an act of gross negligence by the landlord, shall have no claim of any nature whatsoever against the landlord in respect of any damage caused to the tenant’s stock-in-trade, furniture, equipment, installations, books, papers or other articles kept in the premises or any other damage or loss caused to or sustained by the tenant in the premises as a result of water seepage or leakage wherever and howsoever occurring in the leased premises, or by rain, hail, lightning, fire, riot or civil commotion or any other reason.

6.24	Unless as a result of an act of gross negligence by the landlord, shall have no claim of any nature whatsoever, whether for damages or a remission of rent, against the landlord for any interruption in the supply of water, electricity, or any other service.

6.25	Unless as a result of an act of gross negligence by the landlord, shall have no claim of any nature whatsoever against the landlord for any accident, injury or damage caused to its representatives, employees, customers or invitees through or while using any portion of the leased premises or any other cause.

6.26	Undertakes to make timeous application for any licences and any renewals thereof necessary for the conduct of its permitted business in the leased premises and to proceed with any such applications without delay.

6.27	The tenant shall be liable for and pay for, on demand, all and any charges in respect of electricity and water/effluent as metered for the leased premises, as well as refuse removal charges. Where the premises is not separately metered the landlord shall charge for the abovementioned services, on a pro-rated basis which the tenant shall be liable for and pay for on demand.

7.	LANDLORD’S RIGHTS AND OBLIGATIONS

The landlord -

7.1	Shall keep and maintain the structure and roof (but not the front or back doors, windows or window panes or the floor or ceilings) of the leased premises in good order and condition, fair wear and tear excepted.

7.2	Shall be entitled at any time for the purpose of repairing, improving, altering or adding to the leased premises -

7.2.1	to erect -

7.2.1.1	the building equipment required for the carrying out of that work;

7.2.1.2	such other equipment or devices as may be required by law or which the landlord’s architect considers reasonably necessary for the protection of any person or property against injury arising out of that work;

at, near or in front of any part of the leased premises;

7.2.2	to such right of access to the leased premises as is reasonably necessary for the carrying out of that work, provided that the landlord -

7.2.3

shall not unnecessarily or unreasonably interfere with the carrying on of the tenant’s business in the leased premises during the carrying out of that work, but the tenant shall under no circumstances have any claim against the landlord for loss of beneficial occupation, loss of profits or otherwise. It is specifically agreed that neither the landlord nor the contractor shall be responsible for any loss or damage to person or property arising out of such operations and the tenant indemnifies the landlord and the contractor accordingly;

7.2.4	shall carry out such work as quickly as possible in the circumstances;

7.2.5	shall be entitled to carry out any repairs, additions or alterations to the leased premises which the landlord is required from time to time to carry out by any competent authority.

7.3	Shall be entitled to affix to and show on the windows of the leased premises or elsewhere thereon “TO LET” notices during the period of 4 (four) months immediately preceding the expiration of this lease.

7.4	Shall be entitled to exhibit, on behalf of any new tenant of the leased premises any notices required in connection with any application for a licence to carry on a business in the leased premises during the period of 1 (one) month immediately preceding the expiration of this lease.

7.5	Shall be entitled to inspect the leased premises at all reasonable times upon prior written notice to the tenant.

7.6	Shall not be obliged to provide any cleaning services in any part of the leased premises (except common areas).

7.7

Does not warrant or represent to the tenant that the leased premises are fit for the purpose for which they will be occupied or that the tenant will obtain the licences required for the carrying on of the business referred to in clause 5. The landlord is not prepared to effect any repairs, maintenance or alterations of any nature or kind to the leased premises to comply with the requirements of any licensing authority, health official, factories’ inspector or official, fire inspector or any other official or authority which will result in the granting of such licences, but the landlord shall not unreasonably withhold its consent to the doing by the tenant at its own cost and expense of any such work, maintenance, alterations or repairs. The tenant shall not be entitled to any compensation for any work or improvements effected by it in pursuance of this clause.

8.	DESTRUCTION OF OR DAMAGE TO LEASED PREMISES

8.1	Should

8.1.1	the leased premises be destroyed or damaged by any cause whatsoever to an extent which prevents the tenant from having beneficial occupation of the leased premises -

8.1.1.1	the tenant shall have no claim of any nature whatsoever against the landlord as a result thereof;

8.1.1.2	the landlord shall determine within 2 (two) weeks after such destruction or damage whether or not this lease should be cancelled and shall notify the tenant of its decision;

8.1.2	should this lease be cancelled or be deemed to be cancelled in terms of clause 8.1.1.2 above, then the tenant shall have no claim of any nature whatsoever against the landlord as a result of that cancellation of the lease;

8.1.3	should the landlord elect not to cancel this lease, then -

8.1.3.1	the landlord shall reinstate, at its cost, the leased premises as quickly as possible in the circumstances;

8.1.3.2	the tenant shall not be liable for rent for so long as it is deprived of beneficial occupation of the leased premises;

8.1.3.3	should the tenant be given beneficial occupation from time to time of any part of the leased premises then it shall make payment of the rental therefor on a pro rata basis;

8.2	Should any part (but not the whole) of the leased premises thereof be destroyed or damaged by any cause whatsoever then -

8.2.1	this lease shall not be cancelled;

8.2.2	the rental payable by the tenant shall be reduced pro rata and to the extent to which it is deprived of the beneficial occupation of that part of the leased premises;

8.2.3	the landlord shall repair at its cost the damaged or destroyed portion of the leased premises as quickly as is possible in the circumstances;

8.2.4	the tenant shall have no claim of any nature whatsoever against the landlord as a result of the said destruction or damage from whatsoever cause the same arises.

8.3	If any dispute should arise between the landlord and the tenant as to whether or not clause 8.1.1 or clause 8.2 applies in any actual event, such dispute shall be determined by an independent expert appointed jointly by the parties. Such independent experts shall act as an expert and not as an arbitrator and his decision shall be final and binding on the parties.

9.	BREACH

9.1	Should-

9.1.1	the tenant fail to pay any amount due by it in terms of this agreement to the landlord on due date; or

9.1.2	should either party breach any term of this agreement, whether such breach goes to the root of this agreement or not, and fails to remedy that breach within a period of 7 (seven) days after the giving of written notice to that effect or

9.1.3	either party commit any act of or akin to an act of insolvency; then and in any of such events the other party shall be entitled, without prejudice to any other rights which it may have under this agreement or at common law to -

i)	cancel this agreement on written notice thereof to the tenant and the landlord may claim immediate repossession of the leased premises; or

ii)	remedy such breach and recover the total cost incurred by the landlord in doing so from the tenant, which shall be obliged to pay the amount thereof to the landlord forthwith; or

iii)	treat the tenancy thereafter as a monthly tenancy, which shall be terminable on one month’s prior written notice.

9.2	Should the landlord cancel this lease, and the tenant dispute the landlord’s right to do so and remain in occupation of the leased premises pending the determination of the dispute, then -

9.2.1	the tenant shall continue to pay all amounts due by it in terms of this lease on the due dates thereof;

9.2.2	the landlord shall be entitled to recover and accept those payments;

9.2.3	the acceptance by the landlord of those payments shall be without prejudice to and shall not in any manner whatsoever affect the landlord’s claim to cancellation of this lease or of any other nature whatsoever.

9.3	Should the dispute between the landlord and the tenant contemplated in clause 9.2 be determined in favour of the landlord, then the payments made to the landlord in terms of clause 9.2.1 shall be regarded as amounts paid by the tenant on account of the toss sustained by the landlord as a result of the holding over by the tenant of the leased premises.

9.4	No relaxation which either party may give at any time whatsoever in regard to the carrying out of any of the other party’s obligations in terms of this lease -

9.4.1	shall prejudice any of either parties rights under this lease in any manner whatsoever;

9.4.2	shall be regarded as a waiver of any of the landlord’s rights in terms of this lease.

9.5	In the event of either party being obliged to incur legal costs in respect of any of the above breaches, the other party shall be obliged to recoup such cost in full from the other party.

10.	DOMICILIA

10.1	The parties hereto hereby choose domicilia citandi et executandi for all purposes under this agreement respectively as set out hereunder -

10.1.1	the landlord: The address specified in the schedule.

10.1.2	the tenant: The address specified in the schedule.

10.2	Either party may by written notice to the other change its aforesaid domicilium to another physical address in Gauteng Province, provided that the change shall become effective on the 14th day after receipt of the notice by the other party.

10.3	All notices delivered or sent by prepaid registered post by either party to the other shall be deemed to have been received at the time of delivery or on the 5th (fifth) business day following the date of posting, as the case may be.

11.	WHOLE AGREEMENT - NO VARIATION

This agreement constitutes the entire contract between the parties and no representations or warranties have been made or given, save as set out herein. No amendment or consensual cancellation of this agreement or any provision thereof and no extension of time, waiver or relaxation of any provisions of this agreement shall be binding on a party unless recorded in a written document signed by it.

12.	COSTS

The costs of the stamp duty hereon, shall be borne and paid by the tenant.

13.	JURISDICTION OF MAGISTRATE’S COURT

Any action or application concerning or arising out of the agreement may be brought in any Magistrate’s Court having jurisdiction in respect of the tenant, notwithstanding that the amount in issue may exceed the jurisdiction of such court.

14.	BANK GUARANTEE / DEPOSIT NA

The obligations of the tenant in terms of this lease shall be secured by the delivery to the landlord within seven days of signature hereof of an irrevocable guarantee by a registered bank for the amount referred to in the schedule and substantially in the form annexed marked A.

15.	PARKING BAY ALLOCATION

The following parking bays have been allocated to the tenant:

Basement bays	-	27

Shadecloth	-	12

Open	-	25

16.	OPTION TO EXTEND LEASE

The tenant will have an option to extend the lease for a period indicated in Clause 15 of the schedule. The tenant will confirm in writing that they wish to extend their lease at least three months prior to the expiry of the current lease. The terms and conditions of the current lease shall prevail should the tenant elect to take advantage of his right to extend the lease. Rental to continue to escalate at 8% per annum.

17.	RIGHT OF FIRST REFUSAL OPTION - 2nd FLOOR BLOCK E

The tenant is granted the right of first refusal over the second floor of the adjacent building, Block E. It is recorded that the present occupants of the premises in Block E, (The South African National Energy Development Institute) have signed a 5 year lease terminating on the 30th of April 2017. It is further recorded that the tenant is likely to require additional space, within the next 3 years and accordingly it is highly likely that the tenant will request the landlord to sublet the space to facilitate their move elsewhere.

In addition the landlord will undertake to look at the feasibility of building a skylink between Block B and E to create ease of access.

The tenant may terminate the lease on written notice to the landlord at least three months before the anniversary of 21/a years from the beginning of the lease should they require more space and should the landlord not be able to build the sky bridge or should sufficient space not be available in Block E.

18.	OPTION - REMAINING UNIT IN BLOCK B

The tenant will be granted an option over Unit 19, once the space becomes available in May 2014. The tenant to exercise this option three months prior to the termination of the existing lease. The rental rates to be the same as this lease. In the event that the tenant does not require the space, the landlord will re-let the space on a short term lease of six months.

The tenant will be given an installation allowance of R500/m2 on Unit 19.

19.	RENTAL HOLIDAY

Provided the lease herewith is signed, deposits paid and all administrative details are complete, the landlord shall grant the tenant a rental holiday for the last month of the preceding lease being October 2013. For sake of good order it is noted the tenant shall remain responsible for the utilities consumed.

20.	ADDITIONAL PARKING

The landlord will attempt to procure an additional 10 bays on the adjacent green belt for a charge of approximately R3 000/month.

21.	TELEPHONES

The landlord is in no way liable or responsible for obtaining any telecommunication connections on behalf of the tenant.

22.	GENERATOR MAINTENANCE COSTS

The tenant will be liable for the pro-rata maintenance costs as well as the fuel costs. If applicable.

23.	ELECTRICAL USAGE

The tenant shall use its best endeavours to reduce its electrical consumption to as low a level as possible, but in any event shall maintain its electricity usage 85 watts per mz.

24.	CONSENT CLAUSE

The tenant hereby consents that, and authorises the landlord or agent to, at all times:-

a)	contact, request and obtain information from any credit provider (or potential credit provider) or registered credit bureau relevant to an assessment of the behaviour, profile, payment patterns, indebtedness, whereabouts, and creditworthiness of the tenant;

b)	upon written notice to the tenant, furnish information concerning the behaviour, profile, payment patterns, indebtedness, whereabouts, and creditworthiness of the tenant to any registered credit bureau or to any credit provider (or potential credit provider) seeking a trade reference regarding the tenant’s dealings with the landlord.

oooOOOooo

ANNEXURE B

MONTHLY RENTAL

Period	Leased Premises	Op. costs	Rates	Subtotal	VAT	Total
01.11.2013 to 31.10.2014	R235,679.00	R26,041.40	R26,380.20	R288,100.60	R40,334.08	R328,434.68
01.11.2014 to 31.10.2015	R234,533.32	R28,124.71	R28,490.62	R311,148.65	R43,560.81	R354,709.46
01.11.2015 to 31.10.2016	R274,895.99	R30,374.69	R30,769.87	R336,040.54	R47,045.68	R383,086.32

*Please note Clause 4.5

RENTAL SCHEDULE

Offices	1 540m2 @R130m2	R200	200.00
N° Balcony	244m2 @ R16/m2	R	3 904.00
Store	49m2 @ R25/m2	R	1 225.00
27 N° Basement Bays	@ R600/bay	R	16 200.00
12 N° Shadecloth bays	@ R450/bay	R	5 400.00
25 N° Open bays	@ R350/bay	R	8 750.00

		R235	679.00

Operating costs	1 540m2 @ R16.91/m2	R	26 041.40

Rates	1 540m2@ R17.13/m2	R	26 380.20

Subtotal		R288	100.60

This above excludes Vat, electricity, water, sewer and refuse removal

Mimecast South Africa (Pty) Ltd

Board Resolution

PRESENT	J Jordaan

SIGNING
AUTHORITY	It has been “RESOLVED” that J Jordaan be authorised to sign on behalf of the members all 3rd party/customer agreements between Mimecast South Africa (Pty) Ltd and Current/Future Customers and Vendors.

/s/ J Jordaan

Board Member

DATE:	1 June 2008

ATTENDANCE REGISTER

/s/ illegible